UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
OCWEN FINANCIAL CORPORATION
(Name of Issuer)
COMMON STOCK PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)
675746-60-6
(CUSIP Number)
HOWARD AMSTER
7681 OLYMPIA DRIVE
WEST PALM BEACH, FL 33411-5785
(216)595-1047
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
January 17, 2023
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following box.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 for other parties to whom copies are to be sent.
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter d isclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
PF
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
282,920
8.
SHARED VOTING POWER
333,786*
9.
SOLE DISPOSITIVE POWER
282,920
10.
SHARED DISPOSITIVE POWER
333,786*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
IN
*These shares are deemed to be beneficially owned by Mr. Amster in his capacity as (i) the majority owner of Ramat Securities Ltd., a joint filer;
(ii) the general partner of Amster Limited Partnership, a joint filer;
(iii) President of Pleasant Lake Apartments Corp., the General Partner of Pleasant Lake Apts. Limited Partnership, a joint filer, which is, in turn, the manager of Pleasant Lake Skoien Investments, LLC and Laughlin Holdings LLC, also joint filers; and (iv) trustee of those trusts jointly filing herewith. **Denominator is based on the 7,590,348 shares of stock outstanding as of October 31, 2022 as reported by the Issuer on Form 10-Q for the quarterly period ending September 30, 2022, as filed with the Securities and Exchange Commission on November 3, 2022.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PLEASANT LAKE SKOIEN INVESTMENTS LLC
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
8,818
8.
SHARED VOTING POWER
607,888*
9.
SOLE DISPOSITIVE POWER
8,818
10.
SHARED DISPOSITIVE POWER
607,888*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PLEASANT LAKE APTS. LIMITED PARTNERSHIP
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
31,700
8.
SHARED VOTING POWER
585,006*
9.
SOLE DISPOSITIVE POWER
31,700
10.
SHARED DISPOSITIVE POWER
585,006*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
*See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNTIRUST  #1
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
1,692
8.
SHARED VOTING POWER
615,014*
9.
SOLE DISPOSITIVE POWER
1,692
10.
SHARED DISPOSITIVE POWER
615,014*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
*See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST #2
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
439
8.
SHARED VOTING POWER
616,267*
9.
SOLE DISPOSITIVE POWER
439
10.
SHARED DISPOSITIVE POWER
616,267*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2019 CHARITABLE REMAINDER UNITRUST #5
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
5,635
8.
SHARED VOTING POWER
611,071*
9.
SOLE DISPOSITIVE POWER
5,635
10.
SHARED DISPOSITIVE POWER
611,071*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AMSTER LIMITED PARTNERSHIP
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
13,650
8.
SHARED VOTING POWER
603,056*
9.
SOLE DISPOSITIVE POWER
13,650
10.
SHARED DISPOSITIVE POWER
603,056*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
LAUGHLIN  HOLDINGS LLC
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
38,377
8.
SHARED VOTING POWER
578,329*
9.
SOLE DISPOSITIVE POWER
38,377
10.
SHARED DISPOSITIVE POWER
578,329*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RAMAT SECURITIES LTD
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
199,007
8.
SHARED VOTING POWER
417,699*
9.
SOLE DISPOSITIVE POWER
199,007
10.
SHARED DISPOSITIVE POWER
417,699*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
PN
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PLEASANT LAKE APARTMENTS CORP.
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
157
8.
SHARED VOTING POWER
616,549*
9.
SOLE DISPOSITIVE POWER
157
10.
SHARED DISPOSITIVE POWER
616,549*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
CO
* See the footnote marked with a * to the cover page for Howard Amster
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER 2021 CHARITABLE REMAINDER UNITRUST #3
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
34,262
8.
SHARED VOTING POWER
582,444*
9.
SOLE DISPOSITIVE POWER
34,262
10.
SHARED DISPOSITIVE POWER
582,444*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.
1.
NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
HOWARD AMSTER CHARITABLE REMAINDER UNITRUST U/A DTD 04/22/1998
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)
3.
SEC USE ONLY
4.
SOURCE OF FUNDS (see instructions)
WC
5.
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6.
CITIZENSHIP OR PLACE OF ORGANIZATION
OHIO
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
7.
SOLE VOTING POWER
49
8.
SHARED VOTING POWER
616,657*
9.
SOLE DISPOSITIVE POWER
49
10.
SHARED DISPOSITIVE POWER
616,657*
11.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
616,706
12.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)
13.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.12%**
14.
TYPE OF REPORTING PERSON (see instructions)
OO
* See the footnote marked with a * to the cover page for Howard Amster.
** See the footnote marked with a ** to the cover page for Howard Amster.

This Amendment No. 1 to Schedule 13D (this Amendment No. 1) amends the Reporting Persons initial Schedule 13D filed on September 23, 2022
(the Initial 13D), with respect to the common stock, par value $0.01 per share (the Common Stock) of Ocwen Financial Corporation, a Florida corporation (the Issuer). Except as specifically amended by this Amendment No. 1 and noted in the paragraph below, the Initial 13D is unchanged. Unless otherwise indicated, each capitalized item used but not specifically defined herein shall have the meaning ascribed to such item in the Initial 13D.
The Howard Amster 2019 Charitable Remainder Unitrust 3, The Howard Amster 2019 Charitable Remainder Unitrust #4, The Howard Amster 2019 Charitable Remainder Unitrust #7, The Howard Amster 2021 Charitable Remainder Unitrust 1, The Amster Trading Company 2003 Charitable Remainder Unitrust (collectively, the Non-Filing Trusts) and Amster Trading Company no longer beneficially own any of the shares of the Issuers Common Stock, and accordingly, are no longer being included as reporting persons.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
HOWARD AMSTER

/s/ Howard Amster
Date: January  24, 2023

HOWARD AMSTER 2019 Charitable Remainder Unitrust #1

By: /s/ Howard Amster
Name: Howard Amster
Title: Trustee
Date: January 24, 2023

HOWARD AMSTER 2019 Charitable Remainder Unitrust #2
By: /s/ Howard Amster
Name: Howard Amster
Title: Trustee
Date: January 24, 2023

HOWARD AMSTER 2019 Charitable Remainder Unitrust #5
By: /s/ Howard Amster
Name: Howard Amster
Title: Trustee
Date: January 24, 2023

HOWARD AMSTER 2021 Charitable Remainder Unitrust #3
By: /s/ Howard Amster
Name: Howard Amster
Title: Trustee
Date: January 24, 2023

HOWARD AMSTER Charitable Remainder Unitrust U/A DTD 04/22/1998
By: /s/ Howard Amster
Name: Howard Amster
Title: Trustee
Date: January 24, 2023

AMSTER LIMITED PARTNERSHIP LP
By: /s/ Howard Amster
Name: Howard Amster
Title: General Partner
Date: January 24, 2023

LAUGHLIN HOLDING, LLC
By: /s/ Howard Amster
Name: Howard Amster
Title: President, Pleasant Lake Apts. Corp., General Partner of

Pleasant Lake Apartments LP, Manager of Laughlin Holdings, LLC
Date: January 24, 2023

PLEASANT LAKE APARTMENTS LP
By: /s/ Howard Amster
Name: Howard Amster
Title: President of Pleasant Lake Apts. Corp., General Partner
Date: January 24, 2023

RAMAT SECURITIES, LTD
By: /s/ Howard Amster
Name: Howard Amster
Title: Majority Owner
Date: January 24, 2023

PLEASANT LAKE SKOIEN INVESTMENTS LLC
By: /s/ Howard Amster
Name: Howard Amster
Title: President of Pleasant Lake Apts. Corp, General Partner
of Pleasant Lake Apartments LP, Manager of Pleasant Lake
Skoien Investments LLC
Date: January 24, 2023

PLEASANT LAKE  APARTMENTS CORP.
By: /s/ Howard Amster
Name: Howard Amster
Title: President
Date: January 24, 2023